Exhibit 4

CONTRIBUTION AGREEMENT

by and among

ROBERT L. JOHNSON,

THE RLJ COMPANIES, LLC,

RLJ SPAC ACQUISITION LLC,

DIGITAL ENTERTAINMENT HOLDINGS LLC

and

AMC DIGITAL ENTERTAINMENT HOLDINGS LLC

(solely for purposes of Section 5.6)

Dated as of July 29, 2018

	ARTICLE V

	COVENANTS
5.1	Interim Operations	9
5.2	Restrictions on Transfer	9
5.3	Further Assurances	9
5.4	Indemnification	9
5.5	CEO of DEH	10
5.6	Tax Treatment	10

	ARTICLE VI

	CONDITIONS

6.1	Conditions to Each Party’s Obligation to Consummate the Transactions	10
6.2	Conditions to Obligations of DEH	10
6.3	Conditions to Obligations of Johnson Entities	11

	ARTICLE VII

	TERMINATION

7.1	Termination	11
7.2	Effect of Termination and Abandonment	11

	ARTICLE VIII

	MISCELLANEOUS AND GENERAL

8.1	Survival	12
8.2	Notices	12
8.3	Expenses	13
8.4	Waivers and Amendments	13
8.5	Entire Agreement	13
8.6	Governing Law; Jurisdiction; Waiver of Trial by Jury	13
8.7	Specific Performance; No Consequential Damages	14
8.8	No Third-Party Beneficiaries	15
8.9	Non-Recourse	15
8.10	Successors and Assigns	15
8.11	Severability	16
8.12	Counterparts	16
8.13	Construction	16

Annexes

Annex A:	Defined Terms

Exhibits

Exhibit A:	2015 Warrants and Shares held by Johnson Entities
Exhibit B:	Membership Interests to be issued to RLJ SPAC and AMC DE
Exhibit C:	Form of LLC Agreement
Exhibit D:	Form of Board Observer Letter Agreement
Exhibit E:	Form of Chairman Letter Agreement

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”), dated as of July 29, 2018, is made by and among Robert L. Johnson, a natural person (“Johnson”), The RLJ Companies, LLC, a Delaware limited liability company (“RLJ Companies”), RLJ SPAC Acquisition LLC, a Delaware limited liability company (“RLJ SPAC” and, together with Johnson and RLJ Companies, the “Johnson Entities”), Digital Entertainment Holdings LLC, a Delaware limited liability company (“DEH”) and AMC Digital Entertainment Holdings LLC, a Delaware limited liability company (“AMC DE”). The signatories to this Agreement are collectively referred to herein as the “Parties” and individually as a “Party.” AMC DE is made a Party to this Agreement solely or purposes of Section 5.6 hereof.

RECITALS

WHEREAS, as of the date of this Agreement, the Johnson Entities are the record and beneficial owners of the number of 2015 Warrants and Shares listed on Exhibit A;

WHEREAS, concurrently with the execution of this Agreement, AMC Networks, Inc., a Delaware corporation (“AMC”), DEH, River Merger Sub Inc., a Nevada corporation and wholly owned subsidiary of DEH (“Merger Sub”), and RLJ Entertainment, Inc., a Nevada corporation (“RLJE”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub shall merge with and into RLJE (the “Merger”), with RLJE surviving the Merger as a wholly owned subsidiary of DEH;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to AMC’s, DEH’s and Merger Sub’s willingness to enter into the Merger Agreement, RLJE and the Johnson Entities are entering into a Voting and Transaction Support agreement with DEH (the “Voting Agreement”), pursuant to which the Johnson Entities have agreed to, among other things, vote the Shares beneficially owned by them in favor of the approval of the Merger Agreement as more particularly set forth therein;

WHEREAS, in connection with and immediately prior to the Merger, the Johnson Entities desire to contribute to DEH, and DEH desires to accept from the Johnson Entities, all of the RLJ Securities in exchange for the issuance to RLJ SPAC of the number and class of membership interests of DEH (the “Membership Interests”) listed on Exhibit B (such exchange, the “Johnson Transaction”);

WHEREAS, prior to the date of this Agreement, AMC DE holds all of the membership interests of DEH, and DEH is treated as a disregarded entity for federal income tax purposes;

WHEREAS, in connection with and immediately prior to the Merger, AMC DE desires to contribute to DEH cash sufficient to consummate the Merger in exchange for the issuance to AMC DE of the number and class of membership interests of DEH (the “Membership Interests”) listed on Exhibit B (such exchange, the “AMC DE Transaction” and together with the Johnson Transaction, the “Transactions”);

WHEREAS, the Parties intend that DEH elect to be treated as a corporation for U.S. federal and state income tax purposes as of the date of the Johnson Transaction, and as a result AMC DE will be treated for federal income tax purposes as contributing such securities held by DEH to DEH in a deemed exchange for Membership Interests of DEH (such deemed transfer and exchange shall be treated as part of the AMC DE Transaction for all purposes of this Agreement, including falling within the definition of the term Transactions);

WHEREAS, it is intended by the Parties that the Transactions shall be treated as transfers of property by the Johnson Entities and by AMC DE described in Section 351(a) of the Internal Revenue Code of 1986, as amended(the “Code”);

WHEREAS, upon the Closing of the Transactions, AMC DE and RLJ SPAC intend to enter into an amended and restated limited liability company agreement (the “LLC Agreement”), in the form attached hereto as Exhibit C, to govern AMC DE’s and RLJ SPAC’s respective rights as the members of DEH, which shall be renamed “RLJ Entertainment Holdings LLC” on the Closing Date;

WHEREAS, upon the Closing of the Transactions, DEH and RLJ SPAC intend to enter into a letter agreement (the “Board Observer Letter Agreement”), in the form attached hereto as Exhibit D, regarding RLJ SPAC’s right to appoint a Board observer effective upon the execution of the LLC Agreement;

WHEREAS, upon the Closing of the Transactions, DEH and Johnson intend to enter into a letter agreement (the “Chairman Letter Agreement”), in the form attached hereto as Exhibit E, to govern the terms of Johnson’s service to DEH as Chairman effective upon the execution of the LLC Agreement; and

WHEREAS, the Johnson Entities and DEH desire to make certain representations, warranties, covenants and agreements in connection with the Transactions.

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Annex A or elsewhere in this Agreement.

ARTICLE II

CONTRIBUTION; CLOSING; CLOSING DELIVERIES

2.1 Exchange. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants contained herein, at the Closing (a) the Johnson Entities shall contribute to DEH all of the 2015 Warrants and Shares listed on Exhibit

A, together with all additional 2015 Warrants and Shares that become beneficially owned by the Johnson Entities after the date of this Agreement (collectively, the “RLJ Securities”), free and clear of any Lien, and (b) DEH shall issue to RLJ SPAC the Membership Interests listed on Exhibit B.

2.2 Time and Place of Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, on the same date and immediately prior to the Merger Closing, or at such other date, time and location as may be agreed upon in writing by the Parties. The date on which the Closing actually occurs is hereinafter called the “Closing Date.”

2.3 Deliveries at Closing.

(a) By the Johnson Entities. Subject to the terms and conditions of this Agreement, at the Closing the Johnson Entities shall:

(i) deliver or cause to be delivered to DEH, the RLJ Securities;

(ii) deliver or cause to be delivered to DEH, a counterpart of the LLC Agreement, duly executed by RLJ SPAC;

(iii) deliver or cause to be delivered to DEH, a counterpart of the Board Observer Letter Agreement, duly executed by RLJ SPAC;

(iv) deliver or cause to be delivered to DEH, a counterpart of the Chairman Letter Agreement, duly executed by Johnson; and

(v) deliver or cause to be delivered to DEH, the certificate contemplated by Section 6.2(a).

(b) By DEH. Subject to the terms and conditions of this Agreement, at the Closing DEH shall:

(i) issue to RLJ SPAC the Membership Interests listed on Exhibit B;

(ii) deliver or cause to be delivered to the Johnson Entities, on behalf of AMC DE, a counterpart of the LLC Agreement, duly executed by AMC DE;

(iii) deliver or cause to be delivered to RLJ SPAC, a counterpart of the Board Observer Letter Agreement, duly executed by DEH;

(iv) deliver or cause to be delivered to Johnson, a counterpart of the Chairman Letter Agreement, duly executed by DEH; and

(v) deliver or cause to be delivered to the Johnson Entities, the certificate contemplated by Section 6.3(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF JOHNSON ENTITIES

Unless otherwise specified, each of the Johnson Entities, severally and jointly, hereby represents and warrants to DEH as follows:

3.1 Organization and Good Standing. Such Johnson Entity, if not a natural person, is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

3.2 Authority. Such Johnson Entity has all requisite power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by such Johnson Entity and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of such Johnson Entity, enforceable against such Johnson Entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (the “Bankruptcy and Equity Exception”).

3.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the Johnson Transaction, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) (i) violate, conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, any obligation under the Organizational Documents (if such Johnson Entity is not a natural Person) of or Law applicable to, such Johnson Entity, or (ii) result in the creation of any Lien upon any of the properties or assets of such Johnson Entity, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or materially impair the performance of such Johnson Entity’s obligations under this Agreement.

3.4 Consents and Approvals. Other than as provided in the Merger Agreement, no consent, approval, Order, authorization, registration or qualification of or with any Governmental Entity having jurisdiction over such Johnson Entity is required in connection with the execution and delivery by such Johnson Entity of this Agreement or the consummation of the Johnson Transaction, except where the failure to obtain the foregoing would not reasonably be likely to prevent, materially delay or materially impair the consummation of the Johnson Transaction.

3.5 Ownership of 2015 Warrants and Shares.

(a) Such Johnson Entity is the record and/or beneficial owner of, and has good and marketable title to, the RLJ Securities set forth on Exhibit A hereto, free and clear of any and all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the RLJ Securities), other than any Liens (i) arising hereunder or under the Voting Agreement, the 2016 Stockholders’ Agreement, the 2016 Voting

Agreement, or the 2016 Waiver Agreement, or (ii) imposed by federal or state securities Laws. Neither such Johnson Entity nor any other Affiliate of Johnson, owns, of record or beneficially, any shares of Common Stock or any securities convertible or exchangeable for Common Stock other than the RLJ Securities set forth on Exhibit A hereto. Such Johnson Entity has, and will have at the time of the Closing, the sole right to vote and direct the vote of, and to dispose of and direct the disposition of, the Shares, and the sole right to dispose of and direct the disposition of the 2015 Warrants, and none of the RLJ Securities is subject to any agreement, arrangement or restriction that would prevent or delay such Johnson Entity’s ability to perform its obligations hereunder or under the Voting Agreement. There are no agreements or arrangements of any kind, contingent or otherwise, obligating such Johnson Entity to Transfer, or cause to be Transferred, any of the RLJ Securities set forth on Schedule A hereto (other than arising hereunder or under the Merger Agreement, the Voting Agreement, the 2016 Stockholders’ Agreement or the 2016 Waiver Agreement), and no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the RLJ Securities.

(b) There are no preemptive or other outstanding rights, options, warrants, conversion rights, share appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments of any character under which such Johnson Entity is or may become obligated to sell, or giving any Person a right to acquire, or in any way dispose of, any of its RLJ Securities or any securities or obligations exercisable or exchangeable for, or convertible into, its RLJ Securities, or any “tag-along”, “drag-along” or similar rights with respect to its RLJ Securities. Except for this Agreement, the Voting Agreement and the 2016 Stockholders’ Agreement, such Johnson Entity is not a party to any voting trusts, proxies, or other shareholder or similar agreements or understandings with respect to the voting, purchase, repurchase or transfer of RLJ Securities.

3.6 Litigation. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or threatened against such Johnson Entity that seek to enjoin or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the performance of such Johnson Entity under this Agreement, including the consummation of the Johnson Transaction.

3.7 No Broker’s Fees. Such Johnson Entity is not a party to any Contract or understanding with any Person that would give rise to a valid claim against DEH for an investment banking fee, commission, finder’s fee or like payment in connection with the Johnson Transaction.

3.8 Sophistication of the Johnson Entity.

(a) Such Johnson Entity has such knowledge, sophistication and experience in financial and business matters that such Johnson Entity is capable of evaluating the merits and risks of entering into this Agreement and consummating the Johnson Transaction.

(b) Such Johnson Entity has relied solely on its own independent investigation in valuing the RLJ Securities and determining to proceed with the Johnson Transaction. Such Johnson Entity has not relied on any assertions made by DEH, or any of its Affiliates or Representatives, regarding such Johnson Entity’s RLJ Securities or the valuation thereof.

(c) Notwithstanding the provisions of Section 3.9, such Johnson Entity has or has access to all information that it believes to be necessary, sufficient or appropriate in connection with the Johnson Transaction. Such Johnson Entity has previously undertaken such independent investigation of DEH as in its judgment is appropriate to make an informed decision with respect to the Johnson Transaction, and such Johnson Entity has made its own decision to consummate the Johnson Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it has deemed necessary and without reliance on any express or implied representation or warranty of DEH.

(d) Such Johnson Entity understands and acknowledges that, except as otherwise set forth in Article IV, DEH does not make any representation or warranty to it, express or implied, with respect to DEH, the Membership Interests, the Johnson Transaction or the accuracy, completeness or adequacy of any publicly available information regarding DEH or its Affiliates, nor shall DEH be liable for any loss or damages of any kind resulting from the use of any information (other than the representations and warranties set forth in Article IV) supplied to such Johnson Entity.

(e) Such Johnson Entity hereby expressly releases DEH and its respective members, directors, officers, employees, agents, Representatives and Affiliates from any and all liabilities arising from or in connection with the disclosure of any information in connection with the Johnson Transaction (including with respect to the accuracy of information or the failure to disclose information, including, but not limited to, Withheld Information), and such Johnson Entity hereby agrees to make no claim (and it hereby waives and releases all claims that it may otherwise have) against DEH and its respective shareholders, members, directors, officers, employees, agents, Representatives and Affiliates from or in connection with the disclosure of any information in connection with the Johnson Transaction (including with respect to the accuracy of information or the failure to disclose information) whether arising before, in connection with or after the date of this Agreement. Such Johnson Entity hereby agrees that the release and waiver contained in this paragraph is unconditional and irrevocable.

3.9 Disclosure of Information. Such Johnson Entity acknowledges and understands that, as of the date hereof, DEH may possess material information regarding DEH or RLJE and its subsidiaries not known to such Johnson Entity (“Withheld Information”) that may impact the value of the Membership Interests and that DEH is not disclosing such Withheld Information to such Johnson Entity. Notwithstanding such non-disclosure, such Johnson Entity has deemed it appropriate to enter into this Agreement and to consummate the Johnson Transaction. Such Johnson Entity agrees that DEH shall not have any liability to such Johnson Entity whatsoever due to or in connection with non-disclosure of Withheld Information in connection with the Johnson Transaction, and such Johnson Entity hereby irrevocably waives any claim that such Johnson Entity might have based on the failure of DEH to disclose such Withheld Information to such Johnson Entity.

3.10 Restricted Securities. Such Johnson Entity understands that the Membership Interests have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of each Johnson Entity’s representations as expressed herein. Such

Johnson Entity understands that the Membership Interests are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Johnson Entity must hold its respective Membership Interests indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Johnson Entity acknowledges that DEH has no obligation to register or qualify the Membership Interests for resale. Such Johnson Entity further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Membership Interests, and on requirements relating to DEH which are outside of such Johnson Entity’s control, and which DEH is under no obligation and may not be able to satisfy.

3.11 Accredited Investor. Such Johnson Entity is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Johnson Entity is purchasing the Membership Interests as principal for its own account and not for the account or benefit of any other person, for investment purposes only, and not with a view to resell or otherwise distribute the Membership Interests in violation of the Securities Act or any state securities Laws.

3.12 Resale Restrictions. Such Johnson Entity understands and agrees that it is solely responsible (and DEH is not in any way responsible) for compliance with applicable Securities Transfer Restrictions, and agrees that such Johnson Entity will comply with such Securities Transfer Restrictions.

3.13 No Public Market. Such Johnson Entity understands that no public market currently exists for the Membership Interests, and that DEH has made no assurances that a public market will ever exist for the Membership Interests.

3.14 Legends. Such Johnson Entity understands that the Membership Interests, and any securities issued in respect of or exchange for the Membership Interests, are subject to the following legend:

“THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED DUE TO AN EXEMPTION THEREFROM. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS SUBJECT TO ADDITIONAL RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT.”

3.15 No Other Representations and Warranties. Except for the representations and warranties made by such Johnson Entity in this Article III, neither such Johnson Entity nor any other Person on behalf of such Johnson Entity makes any representation or warranty with respect to itself, RLJE or any of its respective assets, liabilities, condition (financial or otherwise) or prospects.

3.16 Tax Treatment. Each Johnson Entity is either (i) an individual or (ii) treated as a partnership for U.S. federal income tax purposes.

3.17 Acknowledgement. Such Johnson Entity acknowledges that (i) neither DEH, nor any Person on behalf of DEH is making any representations or warranties whatsoever, express or implied, beyond those expressly made by DEH in Article IV and (ii) such Johnson Entity has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF DEH

DEH hereby represents and warrants to the Johnson Entities as follows:

4.1 Organization and Good Standing. DEH is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2 Authority. DEH has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by DEH and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid and binding agreement of DEH enforceable against DEH in accordance with its terms, subject to the Bankruptcy and Equity Exception.

4.3 No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the Transactions, nor compliance with the terms hereof, will (with or without notice or the passage of time or both) violate, conflict with, result in a breach of, constitute a default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, first offer, first refusal, modification or acceleration of, any obligation under the Organizational Documents of or Law applicable to DEH, except as would not, individually or in the aggregate, be reasonably likely to prevent or materially delay or materially impair the performance of DEH’s obligations under this Agreement.

4.4 Membership Interests. At the Closing, the Membership Interests to be issued to the Johnson Entities shall be duly authorized and validly issued limited liability company interests of DEH.

4.5 No Other Representations or Warranties. Except for the representations and warranties made by DEH in this Article IV, neither DEH nor any other Person on behalf of DEH makes any representation or warranty with respect to DEH, the Membership Interests or DEH’s assets, liabilities, condition (financial or otherwise) or prospects.

4.6 Acknowledgement. DEH acknowledges that (i) none of the Johnson Entities nor any Person on behalf of one or more of the Johnson Entities is making any representations or warranties whatsoever, express or implied, beyond those expressly made by each of the Johnson Entities in Article III and (ii) DEH has not been induced by, or relied upon, any representations, warranties or statements (written or oral), whether express or implied, made by any Person, that are not expressly set forth in Article III.

ARTICLE V

COVENANTS

5.1 Interim Operations. Each of DEH and the Johnson Entities shall not take, and shall cause their respective Affiliates not to take, any actions that would, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions.

5.2 Restrictions on Transfer. Prior to the earlier of the Closing and the termination of this Agreement pursuant to Article VII, such Johnson Entity shall not, directly or indirectly: transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the RLJ Securities or any interest therein, except pursuant to this Agreement; (b) grant any proxies (whether revocable or irrevocable) or powers of attorney, or any other authorization or consent with respect to any or all of the RLJ Securities (except in accordance with the terms and conditions of the Voting Agreement); (c) deposit any of the RLJ Securities into a voting trust or enter into a voting agreement or arrangement with respect to any of the RLJ Securities (except in accordance with the terms and conditions of the Voting Agreement); (d) enter into any Contract with respect to the Transfer of any RLJ Securities; or (e) take any other action, that would materially restrict, limit or interfere with (A) the performance of the Johnson Entities’ obligations hereunder or (B) the transactions contemplated by the Merger Agreement.

5.3 Further Assurances. The Johnson Entities shall, prior to Closing, cooperate with DEH and RLJE to take all such actions as may be reasonably necessary or appropriate to consummate the transfer of the RLJ Securities prior to Closing. The Johnson Entities shall execute and deliver, or cause to be executed and delivered, such instruments or documents and shall take, or shall cause to be taken, such other actions (including providing instructions to RLJE’s transfer agent or other custodian of RLJE’s securities) as may be reasonably necessary, or as reasonably requested by DEH, to consummate such transfer. The Parties and their respective Affiliates shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the Transactions.

5.4 Indemnification. DEH shall defend, indemnify and hold harmless the Johnson Entities against any losses and expenses (including reasonable attorneys’ fees, costs and other reasonable and documented out-of-pocket expenses) arising out of or related to any threatened or actual claim or investigation based on, arising out of or related to, in whole or in part, any action or omission taken or foregone by any of the Johnson Entities (other than as a director or officer of RLJE, to the extent covered by RLJE’s directors’ and officer’s insurance and/or entitled to indemnification by RLJE) based on, arising out of or related to the transactions contemplated by the Merger Agreement that occur prior to the Merger Closing, except that (a) no Johnson Entity shall be entitled to be indemnified in respect of any such losses or expenses which are determined by a final, non-appealable decision of a court of competent jurisdiction to have resulted from any of the Johnson Entities’ gross negligence, willful misconduct or bad faith with respect to such acts or omissions and (b) each Johnson Entity to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined that such Johnson Entity is not entitled to indemnification pursuant to clause (a).

5.5 CEO of DEH. DEH shall use its commercially reasonable efforts, in good faith, to offer and enter into an agreement, with a term of not less than four years, with Miguel Penella to act as Chief Executive Officer of DEH effective upon the Merger Closing, with duties and responsibilities commensurate to his existing duties and responsibilities (other than responsibilities related to listed public company matters).

5.6 Tax Treatment. For United States federal income tax purposes and any applicable state or local income tax purposes, the Parties agree to treat the Transactions as transfers of property by the Johnson Entities to DEH, in the case of the Johnson Transaction, and as transfers of property by AMC DE (or its regarded owner for United States federal income tax purposes), in the case of the AMC DE Transaction, described in Section 351(a) of the Code (and any similar provision of applicable state or local tax Law). No Party shall file any income tax return or otherwise take any position for income tax purposes that is inconsistent with such treatment unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code or the corresponding provision of state or local income tax Law. Additionally, each Party agrees to take no action which, alone or in combination with the actions of others, could prevent either the Johnson Transaction or the AMC DE Transaction from qualifying for non-recognition of gain or loss under Section 351(a) of the Code, including, without limitation, any prearranged sale of any membership interests in DEH received (or deemed received in the case of AMC DE) in connection with the Johnson Transaction or AMC DE Transaction (as the case may be).

ARTICLE VI

CONDITIONS

6.1 Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the prior satisfaction or waiver of all conditions precedent to the Merger Closing set forth in Article VIII of the Merger Agreement (other than those other conditions that by their nature are to be satisfied at the Merger Closing).

6.2 Conditions to Obligations of DEH(a) . The obligation of DEH to consummate the Johnson Transaction is also subject to the satisfaction or waiver by DEH at or prior to the Closing of the following conditions:

(a) Representations and Warranties of Johnson Entities. (i) The representations and warranties of the Johnson Entities set forth in Section 3.5 shall be true and correct in all but de minimis respects as of the Closing Date as though made on and as of such date and time, (ii) all other representations and warranties of the Johnson Entities set forth in Article III shall be true and correct in all material respects as of the Closing Date as though made at and as of such time, except in the case of clause (ii) for any failure of any such representations or warranties to be so true and correct as would not reasonably be likely to prevent, materially delay or materially impair the consummation of the Johnson Transaction, and (iii) DEH shall have received at the Closing a certificate duly signed by each Johnson Entity, or an authorized Representative of such Johnson Entity, to the effect that the conditions set forth in this Section 6.2(a) have been satisfied.

(b) Performance of Obligations of the Johnson Entities. Each of the Johnson Entities shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

6.3 Conditions to Obligations of Johnson Entities(a) . The obligation of each of the Johnson Entities to consummate the Johnson Transaction is also subject to the satisfaction or waiver by Johnson Entities at or prior to the Closing of the following conditions:

(a) Representations and Warranties of DEH. (i) The representations and warranties of DEH set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time, except for any failure of any such representations or warranties to be so true and correct as would not reasonably be likely to prevent, materially delay or materially impair the consummation of the Transactions, and (ii) the Johnson Entities shall have received at the Closing a certificate duly signed by an authorized Representative of DEH, to the effect that the conditions set forth in this Section 6.3(a) have been satisfied.

(b) Performance of Obligations of DEH. DEH shall have performed and complied in all material respects with all covenants required to be performed by it under this Agreement on or prior to the Closing Date.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement (i) shall be terminated, without any further action being required by any Party, if the Merger Agreement is terminated in accordance with its terms, and (ii) may be terminated at any time prior to the Closing by written agreement by and among all of the Parties.

7.2 Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates) except as set forth in this Article VII; provided, however, that (i) no such termination shall relieve any Party of any liability or damages to the other Party arising out of or resulting from any fraud or willful or intentional breach of this Agreement and (ii) the provisions set forth in Section 5.4, this Section 7.2 and Article VIII shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

8.1 Survival. The Parties, intending to modify any otherwise applicable statute of limitations, agree that the representations, warranties, covenants and other agreements set forth in this Agreement (other than the provisions set forth in Section 5.4 and this Article VIII, which shall survive the Closing) shall expire and not survive the Closing, and no claim shall be made in respect thereof as of and following the Closing.

8.2 Notices. All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to another Party shall be in writing and shall be deemed to have been duly given or made on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or email (i) at or prior to 5:30 p.m. (New York City time) on a Business Day or (ii) on a day that is not a Business Day or after 5:30 p.m. (New York City time) on a Business Day if such transmission is confirmed by the recipient, (b) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (c) upon actual receipt by the party to whom such notice is required to be given. Such communications must be sent to the respective Parties at the following street addresses, facsimile numbers or email addresses (or at such other address or number previously made available as shall be specified in a notice given in accordance with this Section 8.2):

If to any of the Johnson Entities:

The RLJ Companies, LLC

3 Bethesda Metro Center, Suite 1000

Bethesda, MD 20814

Attention: H. Van Sinclair

Facsimile: (202) 280-7750

Email: Van@rljcompanies.com

with a copy to (which shall not constitute notice):

Arent Fox LLP

1717 K Street NW

Washington, DC 20006-5344

Attention: Richard Gale

Facsimile: (202) 857-6339

Email: Richard.Gale@arentfox.com

If to DEH or AMC DE:

AMC Networks Inc.

11 Penn Plaza

New York, New York 10001

Attention: Jamie Gallagher, EVP and General Counsel

Facsimile: (646) 273-3789

Email: jamie.gallagher@amcnetworks.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Brian E. Hamilton

Facsimile: (212) 558-3588

Email: hamiltonb@sullcrom.com

8.3 Expenses. Each Party shall bear its own expenses incurred or to be incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

8.4 Waivers and Amendments . This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions of this Agreement may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement shall operate as a waiver thereof, nor shall any waiver of the part of any Party of any right, power or privilege pursuant to this Agreement, nor shall any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at Law or in equity.

8.5 Entire Agreement. This Agreement (including the annexes and exhibits hereto and the documents and instruments referred to in this Agreement), together with the Merger Agreement and the Contribution Agreement, constitutes the entire agreement of the parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement.

8.6 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed and construed in accordance with the Laws of the State of Nevada, without regard to any applicable conflicts of Law principles.

(b) The Parties hereby irrevocably submit to the personal jurisdiction of the Chosen Courts solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject to the Chosen Courts or that such action, suit or proceeding may not be brought or is not maintainable in the Chosen Courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts and the Parties irrevocably agree that, all claims relating to such action, proceeding or transactions shall be heard and determined in such Chosen Courts. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6(c).

8.7 Specific Performance; No Consequential Damages.

(a) Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at Law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement, consistent with the provisions of Section 8.6(b), in the Chosen Courts without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at Law.

(b) To the fullest extent permitted by applicable Law, the Parties shall not assert, and hereby waive, any claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor, against any other Party and its respective Affiliates, members, members’ Affiliates, officers, directors, partners, trustees, employees, attorneys and agents on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on Contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, or as a result of, this Agreement or of any other agreement between them with respect to the Transactions.

8.8 No Third-Party Beneficiaries. The Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other, subject to the terms and conditions of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, Representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement.

8.9 Non-Recourse. Other than in any Proceeding for fraud or intentional or willful misrepresentation, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions contemplated by this Agreement may only be brought against the Persons expressly named as Parties (or any of their respective successors, Representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns, shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement or the Transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

8.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, Representatives and permitted assigns. No Party may assign any of its rights or interests or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties not seeking to assign any of its rights or interests or delegate any of its obligations, and any attempted or purported assignment or delegation in violation of this Section 8.10 shall be null and void.

8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

8.12 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other Party (including via email or other electronic transmission), it being understood that each Party need not sign the same counterpart.

8.13 Construction. Unless the context otherwise requires, as used in this Agreement: (i) “including” and its variants mean “including, without limitation” and its variants; (ii) references herein to a particular Person includes such Person’s permitted successors and assigns; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) references to “written” or “in writing” include in visual electronic form; (v) words of one gender shall be construed to apply to each gender; (vi) the terms “Article,” “Section,” “Annex” and “Exhibit” refer to the specified Article, Section, Annex or Exhibit of this Agreement; (vii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (viii) the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

ROBERT L. JOHNSON

/s/ Robert L. Johnson

THE RLJ COMPANIES, LLC

By:	/s/ Robert L. Johnson
Name: Robert L. Johnson
Title: Founder and Chairman

RLJ SPAC ACQUISITION LLC

By:	/s/ H. Van Sinclair
Name: H. Van Sinclair
Title: President and Chief Executive Officer

[Signature Page to Contribution Agreement]

DIGITAL ENTERTAINMENT HOLDINGS LLC

By:	Its sole member, AMC Digital Entertainment Holdings LLC

By:	/s/ Joshua Sapan
Name: Joshua Sapan
Title: President and Chief Executive Officer

AMC DIGITAL ENTERTAINMENT HOLDINGS LLC
(solely for purposes of Section 5.6)

By:	/s/ Joshua Sapan
Name: Joshua Sapan
Title: President and Chief Executive Officer

[Signature Page to Contribution Agreement]

ANNEX A

DEFINED TERMS

“2015 Warrants” means the warrants to purchase Shares with an initial exercise date of May 20, 2015.

“2016 Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of October 14, 2016, by and among RLJE, DEH, Robert L. Johnson and RLJ SPAC Acquisition LLC.

“2016 Voting Agreement” means the Voting Agreement, dated as of August 19, 2016, by and among RLJE, DEH, Johnson and RLJ SPAC.

“2016 Waiver Agreement” means the Waiver Agreement, dated as of August 19, 2016, by and among RLJE, DEH, Johnson and RLJ SPAC.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. As used herein, “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Recitals.

“AMC” shall have the meaning set forth in the Recitals.

“AMC DE” shall have the meaning set forth in the Recitals.

“AMC DE Transaction” shall have the meaning set forth in the Recitals.

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.2.

“Board Observer Letter Agreement” shall have the meaning set forth in the Recitals.

“Chairman Letter Agreement” shall have the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday or Sunday or a day on which banks are required or authorized by Law to close in New York City.

“Chosen Courts” the state and federal courts sitting in Clark County, Nevada.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall have the meaning set forth in the Recitals.

“Common Stock” means the common stock of RLJE, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.6(b).

“Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

“DEH” shall have the meaning set forth in the Recitals.

“Execution Date” shall have the meaning set forth in the Recitals.

“Governmental Entity” means a domestic or foreign legislative, administrative or regulatory authority, agency, commission, body, court or other governmental or quasi-governmental entity of competent jurisdiction.

“Johnson” shall have the meaning set forth in the Recitals.

“Johnson Entities” shall have the meaning set forth in the Recitals.

“Johnson Transaction” shall have the meaning set forth in the Recitals.

“Law” means any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Licenses” means all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances and exemptions issued or granted by a Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“LLC Agreement” shall have the meaning set forth in the Recitals.

“Membership Interests” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Closing” means the “Closing” as defined in the Merger Agreement.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation, notice of articles and articles or comparable governing documents and (b) with respect to any Person that is a partnership, its registration statement and partnership agreement or comparable documents.

“Parties” shall have the meaning set forth in the Recitals.

“Party” shall have the meaning set forth in the Recitals.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Representative” of any Party means the officers, directors, employees, members, agents, counsel, accountants, advisors and other representatives of such Person.

“RLJ Companies” shall have the meaning set forth in the Recitals.

“RLJ Securities” shall have the meaning set forth in Section 2.1.

“RLJ SPAC” shall have the meaning set forth in the Recitals.

“RLJE” shall have the meaning set forth in the Recitals.

“Securities Act” shall have the meaning set forth in Section 3.10.

“Securities Transfer Restrictions” means transfer or resale restrictions imposed by the securities laws of the United States or any state thereof.

“Share” means a share of Common Stock.

“Transactions” shall have the meaning set forth in the Recitals.

“Transfer” shall mean transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose of (whether by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) or consent to any of the foregoing.

“Voting Agreement” shall have the meaning set forth in the Recitals.

“Withheld Information” shall have the meaning set forth in Section 3.9.

EXHIBIT A

2015 WARRANTS AND SHARES HELD BY JOHNSON ENTITIES

Name of Stockholder	Shares of Common Stock	2015 Warrants	Shares of Common Stock Purchasable by Warrants Held	Total Common Stock Beneficially Owned
RLJ SPAC Acquisition, LLC / The RLJ Companies, LLC / Robert L. Johnson[1] 3 Bethesda Metro Center Suite 1000 Bethesda, MD 20814	6,794,465	1	1,500,000	8,294,465

[1]	The RLJ Companies, LLC is the sole manager and voting member of RLJ SPAC Acquisition, LLC, and Robert L. Johnson is the sole manager and voting member of The RLJ Companies, LLC.

EXHIBIT B

MEMBERSHIP INTERESTS TO BE ISSUED TO RLJ SPAC AND AMC DE

Name	Number of Common Units
AMC Digital Entertainment Holdings LLC	830 (83%)
RLJ SPAC Acquisition, LLC	170 (17%)
Total	1,000 (100%)

EXHIBIT C

FORM OF LLC AGREEMENT

EXHIBIT D

FORM OF BOARD OBSERVER LETTER AGREEMENT

EXHIBIT E

FORM OF CHAIRMAN LETTER AGREEMENT